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                                                                   EXHIBIT 23.01



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
El Paso Electric Company:

We consent to incorporation by reference in the registration statement (No. 333-17971) on Form S-8 of El Paso Electric Company of our report dated March 27, 1997, relating to the balance sheets of El Paso Electric Company as of December 31, 1996 and 1995 and the related statements of operations, accumulated earnings (deficit), and cash flows for the period February 12, 1996 to December 31, 1996, the period January 1, 1996 to February 11, 1996, and for each of the years in the two-year period ended December 31, 1995, which report appears in the December 31, 1996 annual report on Form 10-K of El Paso Electric Company.



                                           KPMG Peat Marwick LLP



El Paso, Texas
March 27, 1997

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